                                                                       EXHIBIT 5

                           [ROPES & GRAY LETTERHEAD]




                                                     December 23, 1999



Picturetel Corporation
100 Minutemen Road
Andover, MA 01810

Ladies and Gentlemen:

         This opinion is being furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 125,000 shares of Common Stock, $0.01 par value per share (the "Shares"), of PictureTel Corporation, a Delaware corporation (the "Company").

         We have acted as counsel to the Company and are familiar with the actions taken by the Company in connection with the Company's Arthur L. Fatum Non-Statutory Stock Option Agreement (the "Plan"). For purposes of this opinion we have examined the Plan and such other documents as we deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan and the votes of the Board of Directors of the Company, they will be validly issued, fully paid and nonassessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Ropes & Gray

                                            Ropes & Gray